 As filed with the Securities and Exchange Commission on January 26, 2000
                                                    Registration No. 333- 92943
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                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549
                               ----------------

                            AMENDMENT NO. 2 TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          the Securities Act of 1933

                               ----------------
                               INTERWOVEN, INC.
            (Exact name of Registrant as specified in its charter)

          Delaware                       7372                  77-0523543
(State or other jurisdiction (Primary standard industrial   (I.R.S. employer
     of incorporation or      classification code number)  identification no.)
        organization)
                               Interwoven, Inc.
                     1195 West Fremont Avenue, Suite 2000
                          Sunnyvale, California 94087
                                (408) 774-2000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                               ----------------
                                David M. Allen
                            Chief Financial Officer
                               Interwoven, Inc.
                     1195 West Fremont Avenue, Suite 2000
                          Sunnyvale, California 94087
                                (408) 774-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                               ----------------
                                  Copies to:

          Matthew P. Quilter, Esq.                Mark A. Bertelsen, Esq.
            Horace L. Nash, Esq.                   Jose F. Macias, Esq.
       Katherine Tallman Schuda, Esq.               Jon C. Avina, Esq.
          William L. Hughes, Esq.                 Brooke D. Coleman, Esq.
             FENWICK & WEST LLP              WILSON SONSINI GOODRICH & ROSATI
            Two Palo Alto Square                 Professional Corporation
        Palo Alto, California 94306                 650 Page Mill Road
               (650) 494-0600                   Palo Alto, California 94304
                                                      (650) 493-9300
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   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                               ----------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

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                             EXPLANATORY NOTE

   The purpose of this Amendment No. 2 to the Registration Statement is solely to file certain exhibits to the Registration Statement, as set forth below in item 16(a) of Part II.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table sets forth the costs and expenses to be paid by the Registrant in connection with the sale of the shares of common stock being registered hereby. None of these expenses will be paid by the selling stockholders. All amounts are estimates except for the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market filing fee.

   Securities and Exchange Commission registration fee.............. $  122,048
   NASD filing fee..................................................     30,500
   Nasdaq National Market filing fee................................     17,500
   Accounting fees and expenses.....................................    100,000
   Legal fees and expenses..........................................    250,000
   Road show expenses...............................................     20,000
   Printing and engraving expenses..................................    250,000
   Blue sky fees and expenses.......................................     10,000
   Transfer agent, custodial and registrar fees and expenses........     15,000
   Miscellaneous....................................................    184,952
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     Total.......................................................... $1,000,000
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Item 14. Indemnification of Directors and Officers.

   Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

   As permitted by the Delaware General Corporation Law, the Registrant's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

  . for any breach of the director's duty of loyalty to the Registrant or its stockholders,

  . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

  . under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases), or

  . for any transaction from which the director derived an improper personal benefit.

   As permitted by the Delaware General Corporation Law, the Registrant's Bylaws provide that:

  . the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions,

  . the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law,

  . the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions, and

  .  the rights conferred in the Bylaws are not exclusive.

   The Registrant has entered into Indemnity Agreements with each of its current directors and officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant's Amended and Restated Certificate of Incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

   Reference is also made to Section 7 of the draft Underwriting Agreement to be entered into between the Registrant and the underwriters, which will provide for the indemnification of officers, directors and controlling persons of the Registrant against certain liabilities. The indemnification provisions in the Registrant's Amended and Restated Certificate of Incorporation, Bylaws and the Indemnity Agreements to be entered into between the Registrant and each of its directors and officers may be sufficiently broad to permit indemnification of the Registrant's directors and officers for liabilities arising under the Securities Act.

   The Registrant maintains directors' and officers' liability insurance.

   See also the undertakings set out in response to Item 17.

   Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

   Exhibit Document                                                     Number
   ----------------                                                     ------
   Form of Underwriting Agreement......................................  1.01
   Registrant's Third Amended and Restated Certificate of
    Incorporation......................................................  3.03
   Registrant's Restated Bylaws, as amended............................  3.04
   Third Amended and Restated Investors' Rights Agreement dated June
    10, 1999...........................................................  4.02
   Form of Indemnity Agreement......................................... 10.01

Item 15. Recent Sales of Unregistered Securities.

   Since inception we have issued and sold the following securities:

   1. Through October 8, 1999, we issued and sold an aggregate of 2,620,787 shares of our common stock to employees, consultants, directors, and other service providers at prices ranging from $0.03 to $10.01 per share under direct issuances or exercises of options granted under our 1996 Stock Option Plan and 1998 Stock Option Plan. All shares purchased under our 1996 Stock Option Plan and 1998 Stock Option Plan are subject to our right to repurchase such shares at their original exercise price. The repurchase feature generally expires for 25% of the shares after the first year of service and then expires ratably over the next 36 months.

   2. In March and June 1996, we issued and sold an aggregate of 1,800,000 shares of our Series A Preferred Stock to private investors for an aggregate purchase price of approximately $360,000. In March 1998, we repurchased 680,000 shares of our Series A Preferred Stock at $0.93 per share. The remaining 1,120,000 shares of Series A Preferred Stock converted into 746,664 shares of common stock in October 1999.

   3. In August 1996, we issued a warrant to a certain bank in connection with a loan agreement. The warrant was exercised in October 1999 for 6,552 shares of common stock.

   4. In January 1997, in connection with a bridge loan that converted into Series B Preferred Stock, we issued warrants to private investors to purchase 93,298 shares of Series B Preferred Stock at an exercise price of $1.2862 per share. These shares of Series B Preferred Stock converted into 65,519 shares of common stock in October 1999.

   5. In May and June 1997, we issued and sold an aggregate of 3,039,505 shares of our Series B Preferred Stock to private investors for an aggregate purchase price of approximately $3,890,566. These shares of Series B Preferred Stock converted into 2,134,548 shares of common stock in October 1999.

   6. In March 1998, we issued and sold an aggregate of 6,241,619 shares of our Series C Preferred Stock to private investors for an aggregate purchase price of approximately $6,375,181, and warrants to purchase 918,124 shares of Series C Preferred Stock at an exercise price of $1.2862 per share. In connection with the Series D Preferred Stock financing, all warrants to purchase Series C Preferred Stock were exercised for an aggregate purchase price of approximately $1,180,891. These shares of Series C Preferred Stock converted into 4,773,161 shares of common stock in October 1999.

   7. In October, November and December 1998, we issued and sold an aggregate of 3,741,217 shares of our Series D Preferred Stock to private investors for an aggregate purchase price of approximately $6,996,075. These shares of Series D Preferred Stock converted into 2,494,142 shares of common stock in October 1999.

   8. In June 1999, we issued and sold an aggregate of 3,394,719 shares of our Series E Preferred Stock to private investors for an aggregate purchase price of approximately $19,214,109. These shares of Series E Preferred Stock converted into 2,263,136 shares of common stock in October 1999.

   9. In July 1999, we issued 88,339 shares of Series E Preferred Stock and warrants to purchase 17,668 shares of Series E Preferred Stock to certain stockholders of Lexington Software Associates, Inc. in exchange for their shares of that company. These shares of Series E Preferred Stock converted into 58,888 shares of common stock in October 1999. These warrants are exercisable for 11,770 shares of common stock.

   10. In July 1999, we issued a warrant to purchase 40,989 of shares of Series E Preferred Stock to General Electric Company in connection with a commercial transaction. This warrant is exercisable for 27,326 shares of common stock.

   All sales of common stock made pursuant to the exercise of stock options were made in reliance on Rule 701 under the Securities Act or on Section 4(2) of the Securities Act.

   All sales of preferred stock and warrants to purchase preferred stock were made in reliance on Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act. These sales were made without general solicitation or advertising. Each purchaser was a sophisticated investor with access to all relevant information necessary to evaluate the investment and represented to the Registrant that the shares were being acquired for investment. The conversion of the preferred stock into common stock in October 1999 was effected in reliance on the exemption provided under Section 3 (a)
(9) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

   (a) The following exhibits are filed herewith:

      Number                            Exhibit Title
      ------                            -------------
      1.01    Form of Underwriting Agreement.

      2.01**  Agreement and Plan of Merger, dated October 1, 1999, between
               Interwoven, Inc., a California corporation, and the Registrant.

      3.03*** Registrant's Third Amended and Restated Certificate of
               Incorporation.

      3.04**  Registrant's Restated Bylaws, as amended.

      4.01**  Form of Certificate for Registrant's common stock.

      4.02**  Third Amended and Restated Investors' Rights Agreement, dated
               June 10, 1999.

      4.03**  Form of Consent concerning the Third Amended and Restated
               Investors' Rights Agreement dated June 10, 1999.
      4.04    Form of Amendment to Third Amended and Restated Investors' Rights
               Agreement dated June 10, 1999

      5.01 Opinion of Fenwick & West LLP regarding legality of the securities being registered.

     10.01** Form of Indemnity Agreement between Registrant and each of its directors and executive officers.


      Number                            Exhibit Title
      ------                            -------------
     10.02**  1996 Stock Option Plan and related agreements.

     10.03**  1998 Stock Option Plan and related agreements.

     10.04**  1999 Equity Incentive Plan and related agreements.

     10.05**  1999 Employee Stock Purchase Plan and related agreements.

     10.06**  Regional Prototype Profit Sharing Plan and Trust/Account Standard
               Plan Adoption Agreement AA #001.

     10.07**  Employment Agreement between Interwoven, Inc. and Martin W.
               Brauns dated February 27, 1998.

     10.08**  Offer Letter to David M. Allen from Interwoven, Inc. dated
               February 12, 1999.

     10.09**  Offer Letter to Michael A. Backlund from Interwoven, Inc. dated
               May 1, 1998.

     10.10**  Offer Letter to John Chang from Interwoven, Inc. dated January
               20, 1997.

     10.11**  Offer Letter to Jeffrey E. Engelmann from Interwoven, Inc. dated
               December 11, 1998.

     10.12**  Offer Letter to Steven Farber from Interwoven, Inc. dated June
               14, 1997.

     10.13**  Offer Letter to Jack S. Jia from Interwoven, Inc. dated January
               3, 1997.

     10.14**  Offer Letter to Peng T. Ong from Interwoven, Inc. dated February
               29, 1996.

     10.15**  Offer Letter to Jozef Ruck from Interwoven, Inc. dated February
               18, 1999.

     10.16**  Confidential Separation Agreement and Release, between
               Interwoven, Inc. and John Chang dated November 25, 1998.

     10.17**  Confidential Separation Agreement and Release, between
               Interwoven, Inc. and Steven Farber dated February 12, 1998.

     10.18**  Secured Promissory Notes between Interwoven, Inc. and Jeffrey E.
               Engelmann, dated as of April 19, 1999.

     10.19** Secured Promissory Notes between Interwoven, Inc. and Jozef Ruck, dated as of April 21, 1999.

     10.20**  Build-To-Suit Lease Agreement dated March 18, 1997 between
               Sunnyvale Partners Limited Partnership and First Data Merchant
               Services Corporation.

     10.21**  Sublease dated April 24, 1998 between First Data Merchant
               Services Corporation and Interwoven, Inc.

     10.22** Loan and Security Agreement, dated October 1997, as amended, between Interwoven, Inc. and Silicon Valley Bank.

     10.23** Agreement and Plan of Reorganization, dated June 30, 1999, by and among Interwoven, Inc., Lexington Software Associates, Inc. and certain stockholders of Lexington Software Associates, Inc.

     10.24+** Standard Sales Agreement effective as of July 28, 1999 between
               Registrant and General Electric Company.

     10.25+** Preferred Stock Warrant to Purchase Shares of Series E Preferred
               Stock of Registrant.

     10.26+** Amended and Restated Loan and Security Agreement dated June 24,
               1999, between Silicon Valley Bank and Registrant.

     10.27** Intellectual Property Security Agreement dated June 24, 1999, between Silicon Valley Bank and Registrant.

     10.28**  Amendment to Secured Promissory Note between Interwoven, Inc. and
               Jeffrey E. Engelmann, dated as of October 5, 1999.


      Number                            Exhibit Title
      ------                            -------------
     10.29**  Amendment to Secured Promissory Note between Interwoven, Inc. and
               Jozef Ruck, dated as of October 5, 1999.

     10.30*** Offer Letter to John Van Siclen from Interwoven, Inc. dated
               December 17, 1999.

     10.31*** Assignment of Lease between beyond.com and Interwoven, Inc.

     21.01    Subsidiaries of the Registrant

     23.01*** Consent of Fenwick & West LLP (included in Exhibit 5.01).

     23.02*** Consent of PricewaterhouseCoopers LLP, independent accountants.

     24.01*** Power of Attorney.
     27.01*** Financial Data Schedule

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** Incorporated by reference to the exhibit of the same number to the Registration Statement on Form S-1 (file No. 333-83779) filed July 27, 1999, and all amendments thereto.

***  Previously filed.

 + Portions of this exhibit have been omitted pursuant to an order granting confidential treatment

    (b) The financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or the notes thereto.


Item 17. Undertakings.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on this 26th day of January, 2000.

                                          INTERWOVEN, INC.

                                               /s/ David M. Allen
                                          By: _________________________________
                                             David M. Allen
                                             Vice President and Chief
                                             Financial Officer

   Pursuant to the requirements of the Securities Act, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                 Name                            Title                   Date
                 ----                            -----                   ----
           *                           President, Chief Executive  January 26, 2000
______________________________________ Officer (principal
Martin W. Brauns                       executive officer) and a
                                       director

/s/ David M. Allen                     Vice President and Chief    January 26, 2000
______________________________________ Financial Officer
David M. Allen                         (principal financial
                                       officer and principal
                                       accounting officer)

Additional Directors:



                                       Chairman of the Board        January  , 2000
______________________________________
Peng T. Ong

           *                           Director                    January 26, 2000
______________________________________
Kathryn C. Gould

           *                           Director                    January 26, 2000
______________________________________
Mark W. Saul

           *                           Director                    January 26, 2000
______________________________________
Mark C. Thompson

           *                           Director                    January 26, 2000
______________________________________
Ronald E.F. Codd

    /s/ David M. Allen
*By:_____________________________
  David M. Allen,
  Attorney-in-fact

                                 EXHIBIT INDEX

     Number                            Exhibit Title
     ------                            -------------
      1.01  Form of Underwriting Agreement.
      4.04  Form of Amendment to Third Amended and Restated Investors' Rights
             Agreement dated June 10, 1999.

      5.01 Opinion of Fenwick & West LLP regarding legality of the securities being registered.
     21.01  Subsidiaries of the Registrant.